Safehold

Press Release

Safehold Reports Second Quarter 2025 Results

NEW YORK, August 5, 2025

Safehold Inc. (NYSE: SAFE) reported results for the second quarter 2025.

SAFE published a presentation detailing these results which can be found on its website, www.safeholdinc.com in the "Investors" section.

Highlights from the earnings announcement include:

- Q2'25 revenue was $93.8 million
- Q2'25 net income attributable to common shareholders was $27.9 million
- Q2'25 earnings per share was $0.39
- Closed $220 million of originations in Q2'25, including four ground leases for $123 million[1] and three leasehold loans for $97 million[2]
- Estimated Unrealized Capital Appreciation increased to $9.1 billion

"Safehold delivered a solid second quarter, converting several previously announced LOIs into closings at attractive risk-adjusted returns," said Jay Sugarman, Chairman and Chief Executive Officer. "We are encouraged by increasing customer engagement and well positioned to continue scaling our market leading platform."

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[1] Includes $62m forward commitments for new ground lease originations that have not yet been funded (such funding commitments are subject to certain conditions). There can be no assurance Safehold will fully fund these transactions.

[2] Includes $54m forward commitments for new leasehold loan originations that have not yet been funded (such funding commitments are subject to certain conditions). Excludes $31m commitment regarding contingent-based loan allocation which was fully unfunded as of 6/30/25. There can be no assurance Safehold will fully fund these transactions.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

The Company will host an earnings conference call reviewing this presentation beginning at 5:00 p.m. ET on Tuesday, August 5, 2025. This conference call will be broadcast live and can be accessed by all interested parties through Safehold's website and by using the dial in information listed below:

Dial-In:	888.506.0062
International:	973.528.0011
Access Code:	951370

A replay of the call will be archived on the Company's website. Alternatively, the replay can be accessed via dial-in from 8:00 p.m. ET on August 5, 2025 through 12:00 a.m. ET on August 19, 2025 by calling:

Replay:	877.481.4010
International:	919.882.2331
Access Code:	52799

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About Safehold:

Safehold Inc. (NYSE: SAFE) is revolutionizing real estate ownership by providing a new and better way for owners to unlock the value of the land beneath their buildings. Having created the modern ground lease industry in 2017, Safehold continues to help owners of high quality multifamily, office, industrial, hospitality, student housing, life science and mixed-use properties generate higher returns with less risk. The Company, which is taxed as a real estate investment trust (REIT), seeks to deliver safe, growing income and long-term capital appreciation to its shareholders. Additional information on Safehold is available on its website at www.safeholdinc.com.

1114 Avenue of the Americas
New York, NY 10036
T 212.930.9400
E investors@safeholdinc.com

Company Contact:

Pearse Hoffmann
Senior Vice President
Head of Corporate Finance
T 212.930.9400
E investors@safeholdinc.com